UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT


Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 17, 1997

                                  CPB Inc.
(Exact name of registrant as specified in its charter)

          Hawaii                     0-10777                99-0212597
(State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)             File Number)        Identification No.)

  220 South King Street, Honolulu, Hawaii                     96813
  (Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code       (808)544-0500

                                    None
(Former name or former address, if changed since last report.)




























Item 5.  Other Events

On October 9, 1997, CPB Inc. issued the following news release declaring a two-for-one stock split effective November 14, 1997:

CPB Inc. (Nasdaq: CPBI), parent company of Central Pacific Bank, announced a two-for-one split of its common stock declared by the company's Board of Directors on October 8, 1997. Each shareholder will receive one additional share of common stock for each share owned as of October 20, 1997, the record date. Payment date will be on November 14, 1997. Upon completion of the stock split, there will be approximately 10.6 million shares of CPB Inc. common stock outstanding.

Joichi Saito, Chairman of the Board and Chief Executive Officer, stated "We believe the stock split will enhance the marketability of CPB Inc.'s common stock by bringing the stock price to a level more attractive to a wide range of investors and by increasing the number of shares available to investors."

CPB Inc. recently declared a third quarter cash dividend of $0.24 per share payable on October 17, 1997 to shareholders of record as of September 30, 1997.

CPB Inc. is a Hawaii bank holding company with close to $1.4 billion in assets. Central Pacific Bank is Hawaii's third largest commercial bank with 26 branches statewide, including seven supermarket branches.

The Company's common stock is traded on NASDAQ National Market System under the symbol "CPBI".





SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                        CPB Inc.
                                                      (Registrant)



Date:      October 17, 1997                    /s/Joichi Saito
                                               Joichi Saito
                                               Chairman of the Board
                                               and Chief Executive Officer